Exhibit 99.1

Ixia Increases and Extends Revolving Credit Facility

CALABASAS, CA, January 27, 2016 -- Ixia (Nasdaq: XXIA) today announced that it has increased the maximum aggregate amount available on its revolving credit facility from $75 million to $150 million and extended the term by an additional two years.

The amended credit facility also includes additional covenant flexibility and an accordion option, which allows the company to increase the size of the revolving credit facility by up to an additional $100 million under certain circumstances, potentially extending its total line of credit borrowing capacity to $250 million.

“We are pleased to announce that we have doubled the amount of committed capital under our revolving credit facility, increased its flexibility and extended its term to 2020,” said Brent Novak, Ixia’s chief financial officer. “Our improved financial profile has allowed us to expand our access to capital and we believe we are well positioned to execute on our strategic objectives.”

Silicon Valley Bank serves as the administrative agent under the credit facility, and together with Regions Bank, acted as co-lead arranger under the amended credit agreement. Cadence Bank, N.A. serves as documentation agent on the facility and other participating lenders included Barclays Bank PLC, Bank of the West, MUFG Union Bank, N.A., and Suntrust Bank.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding the accordion option included in the credit facility and the company’s positioning going forward. In some cases, such forward-looking statements can be identified by terms such as may, will, should, expect, plan, believe, estimate, predict or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause the actual results to differ materially from the results predicted include, among others, the risk that upon any exercise by the company of the accordion option the lenders do not increase their commitments under the credit facility and the risk that the company will be unable to execute on its strategic objectives. Such factors also include those factors identified in our Annual Report on Form 10-K for the year ended December 31, 2014, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Ixia
Ixia (Nasdaq: XXIA) provides testing, visibility and security solutions, strengthening applications across physical and virtual networks for enterprises, service providers and network equipment manufacturers. Ixia offers companies trusted environments in which to develop, deploy and operate. Customers worldwide rely on Ixia to verify their designs, optimize their performance and ensure protection of their networks to make their applications stronger.

Learn more at www.ixiacom.com.

Ixia and the Ixia logo are trademarks or registered trademarks of Ixia in the U.S. and other countries.

Financial Contact:
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Maria Riley
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